Exhibit 10.2

AMENDMENT NO. 1

to

STOCK PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”), is entered into as of March 31, 2024, by and among ASTRANA HEALTH MANAGEMENT, INC., a California corporation f/k/a Network Medical Management, Inc. (“Buyer”); RONALD BRANDT (“Ron Brandt”) and ALLISON BRANDT (“Allison Brandt”), each in their individual capacities (as, the “Beneficial Owners”) and in their capacities as Co-Trustees of the Ronald Lee Brandt and Allison Leigh Brandt Family Trust dated December 16, 2003 (the “Equityholder”); and I HEALTH, INC., a California corporation (the “Company”). The Buyer, the Company, the Beneficial Owners and the Equityholder are referred to collectively herein as the “Parties” and, each individually, as a “Party”).

WHEREAS, the Buyer Parties, the Beneficial Owners, the Company and the Equityholder are parties to that certain Stock Purchase Agreement (the “Agreement”), dated as of November 7, 2023;

WHEREAS, pursuant to Section 10.5 of the Agreement, the Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto; and

WHEREAS, capitalized terms used and not defined elsewhere in this Amendment shall have the meanings given them in the Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.          Section 1.1(b) (Purchase Price) shall be deleted in its entirety and replaced with the following:

“(b)                    Closing Payment. Subject to the adjustments set forth in Section 1.6, the aggregate consideration for the sale, transfer, conveyance, assignment and delivery of the Purchased Shares pursuant to Section 1.1(a) shall be an amount in cash equal to $[*] (the “Purchase Price”). At the Closing, Buyer shall pay to the Equityholder cash in immediately available funds in an amount equal to the Purchase Price minus the Holdback Amount (the “Closing Payment”).”

Section 2.          Section 1.5 (Holdback Amount) shall be added after Section 1.4 (Disclosure of Excluded Property) as follows:

“1.5                     Holdback Amount. After the Closing, $[*] (the “Holdback Amount”) shall, by wire transfer of immediately available funds, be released to the Equityholder within ten (10) Business Days of the final determination of the Final Purchase Price pursuant to Section 1.6; provided, however, that (a) if there is no balance of the Holdback Amount remaining after satisfaction of the Equityholder and Beneficial Owners’ obligations under Section 5.6 or Section 8.2, or (b) the amount of outstanding indemnification claims against the Equityholder or Beneficial Owners exceed the unreleased balance of the Holdback Amount on such date, no payment will be released to the Equityholder on such date. The Equityholder and Beneficial Owners each acknowledge and agree that Buyer shall have the right to offset against the Holdback Amount any and all amounts for payments to any Indemnified Person with respect to the indemnification obligations under Section 5.6 or Section 8.2. The Equityholder and Beneficial Owners each acknowledge and agree that Buyer’s right to offset against the Holdback Amount shall not be Buyer’s exclusive method of receiving indemnification from the Equityholder or Beneficial Owners pursuant to Section 5.6 or Section 8.2. Within two (2) Business Days following receipt of the Holdback Amount, the Company will enter into a promissory note with Apollo Care (in the same form as the Note) having a principal amount equal to the received amount of the Holdback Amount and remit the same to Apollo Care.”

Section 3.          Section 1.6 (Purchase Price Adjustment) shall be added after Section 1.5 (Holdback Amount) as follows:

“1.6          Purchase Price Adjustment.”

(a)            Closing Date Adjustment. No fewer than two (2) days prior to the Closing Date, the Equityholder will prepare and deliver to Buyer, a certificate (the “Pre-Closing Certificate”) signed by Ron Brandt that contains (i) the Equityholder’s reasonable good faith estimate (as of the Closing Date) of the Net Contingent Payment expected by the Company (the “Estimated Net Contingent Payment”), and (ii) the Equityholder’s confirmation that the cash amount set forth on Schedule 8.2 (the “Target Cash Amount”) plus the Net Contingent Payment will remain in the Company’ bank account(s) at and following the Closing, and (iii) based on items (i) and (ii), the Equityholder’s calculation of the Estimated Purchase Price. Each of the foregoing calculations will be accompanied by reasonable supporting detail therefor and the Equityholder will provide Buyer with reasonable access during normal business hours to any working papers, documents, and data from the Company, Beneficial Owners and Equityholder that were used to prepare the Pre-Closing Certificate. The Pre-Closing Certificate will be in form and substance reasonably satisfactory to Buyer.

(b)            Post-Closing Adjustment.

(i)            No later than the 90th day following the Closing Date, the Equityholder will prepare and deliver to Buyer, a certificate (the “Post-Closing Certificate”) setting forth (A) a calculation of the aggregate amount of the Net Contingent Payment (the “Final Net Contingent Payment”), (B) the amount of cash remaining in the Company’s bank account(s) as of the Closing Date (the “Final Cash Amount”) , and (C) based on items (A) and (B), the Equityholder’s calculation of the Final Purchase Price. The Company, Beneficial Owners and Equityholder and its auditors will make available to Buyer and its auditors all records and work papers used in preparing the Post-Closing Certificate.

(ii)            If Buyer has any objections to the Post-Closing Certificate prepared by the Equityholder, then Buyer will deliver a written statement (the “Objections Statement”) specifying in reasonable detail the particulars of such disagreement within 60 days after delivery of the Post-Closing Certificate. If Buyer fails to deliver an Objections Statement within such 60-day period, then the Post-Closing Certificate will become final and binding on all Parties.

(iii)            If Buyer delivers an Objections Statement within such 60-day period, then Buyer and the Equityholder will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within 30 days after Buyer has submitted any Objections Statements, any remaining matters which are in dispute will be resolved by Deloitte or, if Deloitte is unable to serve, Buyer and the Equityholder Representative, as applicable, shall appoint by mutual agreement an independent accounting firm of nationally recognized standing (the “Accountant”). The Accountant will prepare and deliver a written report to Buyer and the Equityholder and will submit a proposed resolution of such unresolved disputes promptly, but in any event within 30 days after the dispute is submitted to the Accountant. The Accountant’s determination of such unresolved disputes will be final and binding upon all Parties; provided, however, that no such determination will be any more favorable to the Equityholder than is set forth in the Post-Closing Certificate or any more favorable to Buyer than is proposed in the Objections Statement. The costs, expenses, and fees of the Accountant will be allocated between Buyer, on the one hand, and the Equityholder, on the other hand, pro-rata based upon the difference between each such Party’s calculation of the Final Purchase Price from the Final Purchase Price as determined by the Accountant under this Section 1.6(b). The final Post-Closing Certificate, however determined pursuant to this Section 1.6, will be final and binding on the Parties and will be used for all purposes of this Section 1.6 for the final calculations of Final Net Contingent Payment, Final Cash Amount, and Final Purchase Price.

(c)            If the Purchase Price Adjustment Amount finally determined pursuant to Section 1.6(b)(ii) or Section 1.6(b)(iii), is a positive number, then Buyer shall promptly pay to the Equityholder an amount equal to the Purchase Price Adjustment Amount within ten (10) Business Days from the final determination thereof under Section 1.6(b)(ii) or Section 1.6(b)(iii). If the Purchase Price Adjustment Amount is a negative number, then Buyer will deduct an amount equal to the Purchase Price Adjustment Amount from the Holdback Amount, which will be withheld from any amounts released to the Equityholder under Section 1.5. In the event the Holdback Amount is insufficient to satisfy the payment of a Purchase Price Adjustment Amount to Buyer pursuant to Section 1.6(b)(ii) or Section 1.6(b)(iii), the Equityholder shall promptly pay to Buyer an amount equal to the Purchase Price Adjustment Amount minus the Holdback Amount to Buyer within ten (10) Business Days from the final determination thereof. All payments made pursuant to this Section 1.6(c) will be treated as an adjustment to the Purchase Price for the Purchased Shares, including for Tax purposes.

(d)           For purposes of this Section 1.6, the following terms have the following meanings:

“Estimated Purchase Price” means an amount equal to (i) the Closing Payment plus (ii) the Estimated Net Contingent Payment.

“Final Purchase Price” means an amount equal to (i) the Closing Payment, plus (ii) any amounts by which the Final Net Contingent Payment exceeds the Estimated Net Contingent Payment, minus (iii) any amounts by which the Estimated Net Contingent Payment exceeds the Final Net Contingent Payment, plus (iv) any amounts by which the Final Cash Amount exceeds the Target Cash Amount, minus (v) any amounts by which the Target Cash Amount exceeds the Final Cash Amount.

“Net Contingent Payment” means an amount equal to (i) the amount of cash received by the Company after the Closing Date pursuant to that certain Services Agreement (as amended, the “CFC Services Agreement”), by and among the Company, AHMS, Ron Brandt and CFC IPA, minus (ii) the amount of Taxes payable with respect thereto.

“Purchase Price Adjustment Amount” shall mean the amount equal to (i) Final Purchase Price minus (b) the Estimated Purchase Price set forth in the Pre-Closing Certificate. For sake of clarity, the Purchase Price Adjustment Amount may be either a positive or negative number.

(e)            The Equityholder and each Beneficial Owner shall, jointly and severally, indemnify the Buyer Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of the CFC Services Agreement (including without limitation any amounts required to be repaid by the Company to CFC IPA).”

Section 4.          Section 4.10 (Termination of 401(k) Plan) is hereby deleted in its entirety and replaced with the following:

“4.10          Reserved.”

Section 5.          Section 6.2(d)(xii) (evidence of termination of 401(k) Plan) is hereby deleted in its entirety and replaced with the following:

“(xii)          reserved;”

Section 6.          Schedule 8.2 (Cash at Closing) is hereby deleted in its entirety and replaced with Schedule A to this Amendment.

Section 7.          Continuation of Agreement. As of and after the date hereof, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, “hereby” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment. The Agreement, as amended hereby, shall continue in full force and effect. Except as expressly amended by this Amendment, the Agreement is hereby ratified and confirmed in all respects.

Section 8.          Governing Law. This Amendment shall be governed in all respects in accordance with the provisions of Section 10.7 of the Agreement.

Section 9.          Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Amendment, facsimile signatures and electronically delivered signatures shall be deemed originals.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BUYER:

ASTRANA HEALTH MANAGEMENT, INC.

By:	/s/ Chandan Basho
Name: Chandan Basho
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]

IN WITNESS WHEREOF, each Party has duly executed and delivered this Amendment as of the date first above written.

COMPANY:

I HEALTH, INC.

By:	/s/ Ronald Brandt
Name: Ronald Brandt
Title: Chief Executive Officer

BENEFICIAL OWNERS:

/s/ Ronald Brandt
RONALD BRANDT

/s/ Allison Brandt
ALLISON BRANDT

EQUITYHOLDER:

Ronald Lee Brandt and Allison Leigh Brandt Family Trust dated December 16, 2003

/s/ Ronald Brandt
Ronald Brandt, Co-Trustee

/s/ Allison Brandt
Allison Brandt, Co-Trustee

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]